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                       February 29, 2024

       Lirong Wang
       Chief Executive Officer
       Muliang Viagoo Technology, Inc.
       2498 Wanfeng Highway, Lane 181
       Fengjing Town, Jinshan District
       Shanghai, China

                                                        Re: Muliang Viagoo
Technology, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed April 17,
2023
                                                            File No. 001-40636

       Dear Lirong Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services
       cc:                                              Jason Ye, Esq.